Exhibit 16.1

May 26, 2022
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Xos, Inc.’s Form 8-K dated May 26, 2022, and have the following comments:

1.    We agree with the statements made in paragraphs one through four discussing Xos, Inc.’s relationship with WithumSmith+Brown, PC.

2.    We have no basis on which to agree or disagree with the statements made in paragraph five discussing Xos, Inc.’s relationship with Grant Thornton LLP.

Yours truly,

/s/ WithumSmith+Brown, PC